Exhibit 10.2

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This Second Amendment, effective April  27, 2016 (“Effective Date”), is by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland and Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (together referred to as “Roche”) and Blueprint Medicines, located at 38 Sidney Street, Cambridge, Massachusetts 02139 (“Blueprint”).

WHEREAS, Blueprint and Roche entered into a Collaboration and License Agreement dated March 14, 2016, as amended April 15, 2016 (“Agreement”);

WHEREAS, Section 4.1.6 of the Agreement states that “Part 2 shall start with Screening of Library Compounds selected by both Parties”;

NOW THEREFORE, Roche and Blueprint hereby agree as follows:

At the end of Section 4.1.6, the following shall be inserted:

Under the Agreement, Blueprint will transfer Library Compounds to Roche.  Roche will use the Library Compounds solely for Screening as outlined in the Agreement and for no other purpose.  Roche agrees not to analyze the Library Compounds for the purpose of determining the structures thereof.

Blueprint may also transfer Other Compounds and Collaboration Compounds to Roche.  Roche will use the Other Compounds solely as outlined in the Research Plan and for no other purpose.  Prior to exercising an Option Right for a given Collaboration Target, Roche will use the Collaboration Compounds for that Collaboration Target solely as outlined in the Research Plan and for no other purpose.  Prior to achieving Lead Series Identified Criteria, Roche agrees not to analyze the Other Compounds or Collaboration Compounds for the purpose of determining the structures thereof.

The Screening and use of the Library Compounds, Other Compounds, and Collaboration Compounds by Roche under the Research Plan will be conducted at Roche’s research facilities.  None of the Library Compounds or Other Compounds will be transferred or sold to third parties.  Prior to exercising an Option Right for a given Collaboration Target, none of the Collaboration Compounds for that Collaboration Target will be transferred or sold to third parties, unless specified by the Research Plan.

Roche and Blueprint further agree as follows:

After the 4th paragraph of Section 4.1.5 of the Agreement, the following shall be inserted:

A crystallographer at Roche (“Crystallographer”) shall be designated in writing by Roche to solve crystal structures of Library Compounds, Other Compounds, or Collaboration Compounds bound to Targets as specified in the Research Plan. Roche will produce crystals of the target kinase complexed with an inhibitor.  If the resulting electron density maps suggest that the x-ray structure of the kinase inhibitor complex can be determined, the project team will be informed.  The Crystallographer will not continue refinement of the structure until the project team has approved further refinement.  If the Crystallographer inadvertently solves for the structure of the inhibitor prior to approval, he or she will remain bound by the confidentiality provisions of this section.  If approved by the project team, the chemical structure of the inhibitor will disclosed to the Crystallographer who will then complete the refinement of the structure to reveal the kinase - inhibitor structure.  The Crystallographer shall independently handle the structural information regarding Library Compounds, Other Compounds, and Collaboration Compounds learned from solving such crystal structures; no structures of Library Compounds, Other Compounds, and Collaboration Compounds can be shared with any other individuals within Roche other than members of senior management specified on Appendix 4.1.5 acting in their decision making capacity and the Insulated Chemistry Experts.  For clarity, these structures cannot be used for any other purpose than specified in the Research Plan, including any research purpose.  Appropriate safeguards will be established by Roche that are intended to prevent any inadvertent disclosure or improper use of these structures and any structural information related to such structures. From Lead Nomination onwards and throughout Lead Optimization, the structures of Other Compounds and Collaboration Compounds in the Lead Optimization phase shall be shared with the Roche project team members (including Collaboration Compounds meeting Lead Series Identified Criteria, CLS Criteria and CCS Criteria).

Roche and Blueprint further agree as follows:

Appendix 1.38 shall be deleted in its entirety and replaced with the attached Appendix 1.38.

All other terms defined in the Agreement are to be interpreted as defined therein, and all other terms of the Agreement are to remain in full force and effect.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

Blueprint Medicines Corporation

/s/ Jeffrey Albers
Name: Jeffrey Albers
Title: Chief Executive Officer

F. Hoffmann-La Roche Ltd

/s/ Stefan Arnold	/s/ Barbara Lueckel
Name: Stefan Arnold	Name: Dr. Barbara Lueckel
Title: Head Legal Pharma	Title: Head of Research & Technologies Partnering

Hoffmann-La Roche Inc.

/s/ John P. Parise
Name: John P. Parise
Title: Assistant Secretary

Appendix 1.38

Approved CROs

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